Exhibit 99.1

Zale Corporation Reports First Quarter Fiscal 2009 Results

  3.7% decrease in first quarter comparable store sales
  Net loss per share of $1.43 for the first quarter
  Net loss per share adjusted for total warranty sales of $1.33

DALLAS--(BUSINESS WIRE)--November 25, 2008--Zale Corporation (NYSE: ZLC) today reported a net loss from continuing operations of $45.3 million, or $1.43 per share for the first quarter ended October 31, 2008, compared to a net loss from continuing operations of $26.7 million, or $0.54 per share, for the prior year period. Revenues were $364 million, compared to $377 million in the prior period, a decrease of 3.5%. During the quarter comparable store sales decreased 3.7% compared to the prior year.

Of the year-over-year decline in the net loss per share from continuing operations, $0.44 was due to a 35% lower share count in the fiscal 2009 quarter and $0.18 resulted from a decrease in the estimated annual effective tax rate. During the quarter ended October 31, 2008 the Company had a weighted average number of common shares outstanding of 31.8 million fully diluted, compared to 49.1 million in the prior year period.

Total warranty sales were $21 million, excluding a $4 million decline in the value of the Canadian dollar from period to period. Warranty sales including the Canadian dollar decline were $17 million compared to $24 million in the prior period. Adjusted for total warranty sales, the net loss from continuing operations was $42.0 million, or $1.33 per share, compared to a net loss from continuing operations of $17.9 million, or $0.36 per share for the comparable quarter in fiscal 2008.

During the first quarter of fiscal 2009, the Company liquidated $47 million in excess inventory, bringing total inventory liquidations since inception of the strategy in February to $174 million. At October 31, 2008, merchandise inventories were down $21 million compared to the prior year period.

“Though the national economic environment is challenging, we have continued to deliver strong performance on both store operations and cost control. We have recently eliminated almost $15 million of additional capital expenditures from our fiscal 2009 plan, and we intend to find more avenues for reducing both capital and expenses in the coming year. Our work to consolidate and speed up our supply chain should enable us to run with significantly lower inventory, driving greatly improved turns,” said Neal Goldberg, Zale Chief Executive Officer. “We have worked hard to improve the selection of merchandise and the overall experience our customers will have during this Holiday season. We believe that Zale’s position as the value provider in the industry will serve us well in these economic conditions,” added Goldberg.

In view of the uncertainties surrounding the national economy and consumer spending in these extraordinary times, the Company does not believe it can reliably gauge likely Holiday performance or sales in the balance of fiscal 2009 with any precision. As a result of this uncertainty, the Company does not believe that its previously issued earnings guidance should be relied upon. The Company has experienced a significant decline in sales during October and November. However, if these current sales trends continue, the Company remains confident that it will still generate free cash flow of not less than $50 million for fiscal year 2009.

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 2,130 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including Holiday and other sales, future liquidity, future expense savings, future capital expenditures, cash flows and inventory reductions, and statements regarding the strategies being implemented by the Company and their future success. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; the Company’s contingent liability with respect to lease obligations for Bailey Banks & Biddle stores sold by the Company in November 2007, acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2008.

The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED SELECTED FINANCIAL INFORMATION
(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended
	October 31,
	2008	2007

Revenues	$364,130	$377,264
Cost of Sales	187,443	179,076
Gross Margin	176,687	198,188
% of Revenue	48.5%	52.5%
Selling, General and Administrative	219,113	218,831
% of Revenue	60.2%	58.0%
Cost of Insurance Operations	1,760	1,730
Depreciation and Amortization	15,101	15,084
Operating Loss	(59,287)	(37,457)
% of Revenue	-16.3%	-9.9%
Interest Expense	3,471	4,806
Loss Before Income Taxes	(62,758)	(42,263)
Income Tax Benefit	17,409	15,608
Loss from continuing operations	(45,349)	(26,655)
Loss from discontinued operations, net of taxes	-	(1,701)
Net Loss	$(45,349)	$(28,356)

Basic Loss Per Common Share:
Loss from continuing operations	$(1.43)	$(0.54)
Loss from discontinued operations	$-	$(0.04)
Net Loss per share	$(1.43)	$(0.58)

Diluted Loss Per Common Share:
Loss from continuing operations	$(1.43)	$(0.54)
Loss from discontinued operations	$-	$(0.04)
Net Loss per share	$(1.43)	$(0.58)

Weighted Average Number of Common Shares Outstanding:
Basic	31,756	49,075
Diluted	31,756	49,075

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, Dollars in thousands)

			Difference
	October 31,	October 31,	October 2008 vs October 2007
	2008	2007	Amount	Percent
ASSETS
Current Assets:
Cash and cash equivalents	$39,445	$30,552	$8,893	29.1%
Merchandise inventories	984,568	1,005,980	(21,412)	-2.1%
Other current assets	110,858	138,456	(27,598)	-19.9%
Current assets of discontinued operations	-	216,808	(216,808)	-100.0%
Total current assets	1,134,871	1,391,796	(256,925)	-18.5%

Property and equipment	728,646	771,341	(42,695)	-5.5%
Less accumulated depreciation and amortization	(440,847)	(482,335)	41,488	-8.6%
Net property and equipment	287,799	289,006	(1,207)	-0.4%

Goodwill	91,726	110,072	(18,346)	-16.7%
Other assets	32,017	37,068	(5,051)	-13.6%
Deferred tax asset	22,848	-	22,848	0.0%
Total Assets	$1,569,261	$1,827,942	$(258,681)	-14.2%

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$435,230	$437,045	$(1,815)	-0.4%
Deferred tax liability	65,355	56,726	8,629	15.2%
Current liabilities of discontinued operations	-	8,222	(8,222)	-100.0%
Total current liabilities	500,585	501,993	(1,408)	-0.3%

Long-term debt	368,505	297,656	70,849	23.8%
Deferred tax liability	-	9,709	(9,709)	-100.0%
Other liabilities	173,145	119,729	53,416	44.6%

Contingencies

Stockholders’ Investment:
Common stock	488	553	(65)	-11.8%
Additional paid-In capital	146,754	140,173	6,581	4.7%
Accumulated other comprehensive income	16,803	67,771	(50,968)	-75.2%
Accumulated earnings	834,165	840,358	(6,193)	-0.7%
	998,210	1,048,855	(50,645)	-4.8%
Treasury stock	(471,184)	(150,000)	(321,184)	214.1%
Total stockholders’ investment	527,026	898,855	(371,829)	-41.4%

Total liabilities and stockholders’ investment	$1,569,261	$1,827,942	$(258,681)	-14.2%

Non-GAAP Financial Measures and Reconciliations

This press release includes a presentation of earnings and earnings per share for the three months ended October 31, 2008 and October 31, 2007 (“FY 2008”) adjusted for deferred revenue under the lifetime jewelry plan. Earnings and earnings per share, in each case as adjusted with respect to the items described above, are not measures of financial performance under GAAP. These measures should not be considered as alternatives to earnings and earnings per share as computed under GAAP for the applicable period.

Management uses earnings and earnings per share measures adjusted for certain items as part of its evaluation of the performance of the Company. Since management expects sales of lifetime jewelry protection plans to produce recognizable income in future periods and considers sales of these plans to be an important aspect of revenue production by stores, it considers earnings and earnings per share, as well as sales and other performance measures, that have been adjusted to reflect deferred revenue as important measures of sales efforts and other operating performance. Further, the Company believes the adjusted earnings and earnings per share measures provide useful information to investors because the items described above had a significant impact during the applicable period and warrant special attention on the part of investors.

This press release also includes an estimate of “free cash flow” for fiscal year 2009. Free cash flow is a non-GAAP financial measure and is defined as cash flows from operating activities (in accordance with GAAP) less net capital expenditures. Net capital expenditures include additions to property and equipment and proceeds from the sales of fixed assets. The Company considers cash flows from operating activities to be the most comparable GAAP financial measure.

The Company believes the presentation of free operating cash flow presents useful information about the amount of cash generated from operations after making capital investments to support growth initiatives. Free operating cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity. Further, free operating cash flow does not represent the total increase or decrease in the cash balance for the period.

Impact on GAAP Information from Deferred Revenue for the 1st Quarter fiscal 2008, diluted:
	Three Months Ended
	October 31, 2007
	Amount	Per Share
Loss from Continuing Operations, Per Above	$(26,655)	$(0.54)
Change in deferred revenue	8,708	0.18
Loss from continuing operations, as adjusted	$(17,947)	$(0.36)

Impact on GAAP Information from Deferred Revenue for the 1st Quarter fiscal 2009, diluted:
	Three Months Ended
	October 31, 2008
	Amount	Per Share
Loss from Continuing Operations, Per Above	$(45,349)	$(1.43)
Change in deferred revenue	3,301	0.10
Loss from continuing operations, as adjusted	$(42,048)	$(1.33)

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2009:
Dollars in thousands
	Twelve Months Ended
	July 31, 2009
	Amount Guidance Range
Net cash provided by operating activities	$82
Payments for property and equipment	(32)
Free cash flow	$50

CONTACT:
Zale Corporation
Investor Relations:
David Sternblitz, 972-580-5047
Vice President and Treasurer
or
Rhett Butler, 972-580-5047
Manager of Investor Relations